Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences receives $20 million

from Ocumension Therapeutics

•	Alimera grants exclusive license to Ocumension for a $10 million upfront payment and up to $89 million in additional sales-based milestone payments
•	Ocumension makes a $10 million equity investment in Alimera

ATLANTA, April 14, 2021 – Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a pharmaceutical company that specializes in the development and commercialization of prescription ophthalmic pharmaceuticals, announced today that Ocumension Therapeutics (Ocumension), a company focused on developing and commercializing innovative ophthalmology therapies in China and Asia, has acquired an exclusive license agreement for Alimera’s 0.19mg fluocinolone acetonide intravitreal implant, which Alimera markets elsewhere under the trademark ILUVIEN®. The license grants Ocumension the rights to develop and commercialize the product for the treatment of diabetic macular edema and other retina diseases (excluding uveitis) in the Greater China territory and other Western Pacific countries under Ocumension’s own distinct trademark. Additionally, Ocumension has made a $10 million equity investment in Alimera via a private offering.

Under the terms of the exclusive license agreement, Alimera may receive a total of up to $99 million, including an upfront payment of $10 million and a potential $89 million in sales-based milestone payments. In exchange, Ocumension will receive exclusive rights to develop and commercialize the product under its own branded label in Mainland China, Hong Kong SAR, Macau SAR, Taiwan District, South Korea, Brunei, Cambodia, East Timor, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam. Alimera will also be the exclusive supplier of product to Ocumension for commercial sale at an agreed upon transfer price.

“We are excited about this opportunity with Ocumension to continue our strategy of geographic expansion. Diabetes and its complications are a growing issue, with a third of the total number of people with diabetes living in the Western Pacific1. We look forward to working with Ocumension to help patients suffering from diabetic macular edema in these markets to see better, longer, with fewer injections,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “Additionally, the initial license fee combined with Ocumension’s equity investment significantly strengthens our balance sheet and provides incremental financing to pursue our vision of creating a unique global company solely focused on retina specialists and their patients.”

“Our agreement with Alimera allows us to expand our ophthalmology product portfolio with another best-in-class, unique and proven ophthalmic therapy to address the unmet need of durable therapy in the treatment of diabetic macular edema,” said Ye Liu, Chief Executive Officer of Ocumension.

Under the terms of a share purchase agreement, Ocumension has purchased 1,144,945 shares of Alimera’s common stock at a price of approximately $8.73 per share, or $10 million in total.

Ocumension has agreed to issue to Alimera 1,000,000 non-transferable warrants granting Alimera the right for a period of four years to subscribe to up to an aggregate of 1,000,000 shares of Ocumension stock at the subscription price of HK$23.88 per warrant share (or approximately US$3.07 per warrant share converted to U.S. Dollars at the April 9, 2021 exchange rate of .12853 U.S. Dollars per HK$), subject to adjustment. The issuance of the warrants to Alimera is subject to certain conditions precedent.

For more details on the terms of the Ocumension transactions, please see Alimera’s Current Report on Form 8-K, which Alimera expects to file with the SEC promptly after issuing this press release.

1 Data from the International Diabetes Federation, Diabetes Atlas 9th edition, prevalence of diabetes (20-79 years), 2019.

About ILUVIEN

www.ILUVIEN.com

The Company’s sole product is ILUVIEN (fluocinolone acetonide intravitreal implant) 0.19 mg sustained release intravitreal implant, injected into the back of the eye. With its CONTINUOUS MICRODOSING™ technology, ILUVIEN is designed to release sub-microgram levels of fluocinolone acetonide, a corticosteroid, for 36 months, to reduce the recurrence of disease and number of treatments required, enabling patients to maintain vision longer with fewer injections. ILUVIEN is approved in the U.S., Canada, Kuwait, Lebanon and the U.A.E to treat diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure. In 17 European countries, ILUVIEN is indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies. In March 2019, ILUVIEN received approval in the 17 countries under the Mutual Recognition Procedure for prevention of relapse in recurrent non-infectious uveitis affecting the posterior segment of the eye. The 17 European countries include the U.K., Germany, France, Italy, Spain, Portugal,

Ireland, Austria, Belgium, Denmark, Norway, Finland, Sweden, Poland, Czech Republic, the Netherlands, and Luxembourg. The Company is selling ILUVIEN with the non-infectious posterior uveitis indication in Germany, the U.K., the Netherlands and Finland and is pursuing reimbursement for the remaining countries. ILUVIEN is not approved for treatment of uveitis in the United States.

About Diabetic Macular Edema (DME)

DME, the primary cause of vision loss associated with diabetic retinopathy, is a disease affecting the macula, the part of the retina responsible for central vision. When the blood vessel leakage associated with diabetic retinopathy results in swelling of the macula, the condition is called DME. The onset of DME is painless and may go unreported by the patient until it manifests with the blurring of central vision or acute vision loss. The severity of this blurring may range from mild to profound loss of vision. The Wisconsin Epidemiologic Study of Diabetic Retinopathy found that over a 10-year period approximately 19% of people with diabetes included in the study were diagnosed with DME. All people with type 1 or type 2 diabetes are at risk of developing DME.

About Alimera Sciences, Inc.

www.alimerasciences.com

Alimera Sciences is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and affect millions of people in our aging populations.  For more information, please visit www.alimerasciences.com.

About Ocumension Therapeutics

Ocumension Therapeutics is a China-based ophthalmic pharmaceutical platform company dedicated to identifying, developing and commercializing first- or best-in-class ophthalmic therapies. The company’s vision is to provide a world-class pharmaceutical total solution to address significant unmet ophthalmic medical needs in China. Since its inception, Ocumension Therapeutics has focused on building a platform integrating specialized capabilities in each major functionality involved in an ophthalmic drug’s development cycle, from research and development, manufacturing to commercialization. Ocumension Therapeutics believes its platform positions it well to achieve leadership in China ophthalmology, with a first-mover advantage over future competitors.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s expectations with respect to its relationship with Ocumension. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, Ocumension’s ability to satisfy the regulatory requirements to be able to sell the licensed product in the countries and jurisdictions within the license territory and to successfully commercialize the product in those countries and jurisdictions.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

scottg@coreir.com julesa@coreir.com
For Alimera press inquiries: For Alimera investor inquiries: Jules Abraham Scott Gordon for Alimera Sciences for Alimera Sciences 917-885-7378 scottg@coreir.com julesa@coreir.com

Ocumension Contact:
Qinglei Zuo
+86-21-68362137-7796
qinglei.zuo@ocumension.com

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